Kickstarter Update, Jan. 7, 2016, https://www.kickstarter.com/projects/1944625487/omni-move-naturally-in-your-favorite-game/posts/1460730

CES Day 1

We had an awesome first day at CES yesterday. The reactions of the crowd and reviews of our Omni Arena demo experience have been terrific. A first press article was already published by Engadget, who “loved it” and called our demo “freakin’ awesome”:

http://www.engadget.com/2016/01/06/i-quite-literally-ran-around-a-virtual-arena-and-loved-it/

Kickstarter Update, Jan. 7, 2016, https://www.kickstarter.com/projects/1944625487/omni-move-naturally-in-your-favorite-game/posts/1460730

Our Omni Arena eSports tournament is in full swing, with Dustin Kim winning the first competition day. Can he keep the trophy after today’s games?

Over $5MM in Indications of Interest in First 48 Hours

We have been overwhelmed by the positive reactions to our “Testing The Waters” campaign on

SeedInvest. In just 48 hours, we received more than $5 million of indications of interest from backers and customers that potentially want to invest in Virtuix in our upcoming Series A round of financing planned for Q1 of 2016.

If you are interested in learning more and potentially investing in Virtuix alongside Silicon Valley venture capitalists and global institutional investors, please visit our Testing The Waters page at the link below. All indications of interest are non-binding at this time.

www.seedinvest.com/virtuix

Kickstarter Update, Jan. 7, 2016, https://www.kickstarter.com/projects/1944625487/omni-move-naturally-in-your-favorite-game/posts/1460730

Stay tuned for more updates from CES! And as always please join us on our Forums if you’d like to discuss this update or anything VR related: http://forum.virtuix.com Best regards,

Jan and the Virtuix Team

Legal Disclaimer: Virtuix Holdings, Inc. (“Virtuix”) is “testing the waters” to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an offering statement that has been qualified by the Commission. A preliminary offering circular that forms a part of the offering statement has been filed with the commission, a copy of which may be obtained from www.seedinvest.com/virtuix.